Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2021 relating to the financial statements of Lands’ End, Inc. and the effectiveness of Lands’ End, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lands’ End, Inc. for the year ended January 29, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 16, 2022